Exhibit 4


Graham-Field Health Products, Inc.
400 Rabro Drive East
Hauppauge, New York 11788


November 25, 1997


Gene J. Minotto
115 Wilderbluff Court
Atlanta, Georgia  30328

Minotto Partners, L.P.
115 Wilderbluff Court
Atlanta, Georgia  30328


Ladies and Gentlemen:

     Reference is made to that certain Voting Agreement, dated as of September 5, 1997 (the "Voting Agreement"), by and between Graham-Field Health Products, Inc. ("Graham- Field") and Gene J. Minotto ("Mr. Minotto"). Capitalized terms used and not otherwise defined herein have the meanings ascribed to such terms in the Voting Agreement.

     Mr. Minotto has informed Graham-Field that he is contemplating the transfer of some or all of the common stock, par value $2.50 per share, of Fuqua Enterprises, Inc. owned by him (the "Fuqua Shares") to Minotto Partners, L.P., a Georgia limited partnership (the "Partnership"), in anticipation of the merger of GFHP Acquisition Corp., a Delaware corporation wholly-owned by Graham-Field, with and into Fuqua (the "Merger"). In connection therewith, Mr. Minotto has requested Graham-Field's waiver of the transfer restrictions set forth in ss. 3.01(b) of the Voting Agreement.

     Accordingly, Graham-Field hereby waives ss. 3.01(b) of the Voting Agreement with respect to the transfer of all or a portion of the Fuqua Shares by Mr. Minotto to the Partnership, and hereby consents to such transfer. In consideration therefore, the Partnership hereby agrees that it will assume all obligations of Mr. Minotto arising under the Voting Agreement and agrees to be bound by all of the terms, conditions and provisions contained in the Voting Agreement. In addition, Graham-Field agrees that, prior to the Merger, it will enter into a Registration Rights Agreement with the Partnership providing for the registration for sale of the shares of common stock, par value $.025 per share, of Graham-Field to be received by the Partnership in exchange for the Fuqua Shares pursuant to the Merger, on substantially identical terms as the Registration Rights Agreement to be entered into by Mr. Minotto and Graham-Field.

     Please indicate your acknowledgement of and agreement with the terms of this Letter Agreement by signing in the space provided below.

                                           GRAHAM-FIELD HEALTH PRODUCTS, INC



                                           By: /s/  Richard S. Kolodny
                                               ---------------------------------
                                               Name:  Richard S. Kolodny
                                               Title: Vice-President, General
                                                      Counsel and Secretary

Acknowledged and agreed:

MINOTTO PARTNERS, L.P.

By:  Minotto Management Company, LLC
     General Partner


By:  /s/ Gene J. Minotto
     ---------------------
     Name: Gene J. Minotto
     Title: Member


Gene J. Minotto


/s/ Gene J. Minotto
-------------------